Exhibit 99.1

NEWS BULLETIN                                        OMEGA WORLDWIDE, INC.
                                                     1905 Pauline Blvd,
                                                     Suite 1
                                                     Ann Arbor, MI  48103
                                                     (NASDAQ: OWWI)


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AT THE COMPANY
---------------

John Storey
Vice President
+44 20 7929 3444

FOR IMMEDIATE RELEASE
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August 1, 2002

  Omega Worldwide, Inc. Agrees to be Acquired for $3.32 per share in cash by Four Seasons Health Care Limited


ANN ARBOR, MI, August 1, 2002 - Omega Worldwide, Inc. (NASDAQ: OWWI) ("Omega Worldwide"), a provider of investment advisory and management services, as well as equity and debt capital, to the healthcare industry, principally in Europe and the Pacific Rim, today announced that it has entered into a definitive merger agreement with Four Seasons Health Care Limited ("Four Seasons") and a wholly owned subsidiary of Four Seasons providing for the acquisition of all of the outstanding shares of common stock of Omega Worldwide for $3.32 per share. The offer represents approximately a 51% premium to Omega Worldwide's closing stock price on July 31, 2002. Four Seasons will shortly commence an all-cash tender offer for the common stock of Omega Worldwide and expects to close the transaction in the third quarter of 2002.

Acceptance of the tender offer by the holders of at least a majority of the outstanding shares of common stock of Omega Worldwide is a condition to the closing of the merger. Certain large stockholders and the directors and officers of Omega Worldwide holding approximately 40% of the outstanding shares of common stock of Omega Worldwide have agreed to tender their shares to Four Seasons or one of its affiliates.

The transaction also involves, and is conditioned upon, inter alia, the cash purchase by Four Seasons of at least 90% of the shares of Principal Healthcare Finance Ltd. ("PHFL") not held by Omega Worldwide (which is approximately 67% of the outstanding shares of PHFL). Persons holding in the aggregate approximately 99% of the outstanding shares of PHFL have entered into binding agreements to sell their interests to Four Seasons or one of its affiliates. The total value of the all-cash transaction, including Omega Worldwide's preferred securities and the outstanding debt of PHFL being repaid, is approximately $119 million.

James E. Eden, Chairman and Director of Omega Worldwide commented, "I am delighted to announce this transaction to stockholders, being the culmination of a number of strategic alternatives considered by Omega Worldwide's Directors and management. I would like to express my appreciation of all of the hard work of our employees in the United Kingdom, Australia and the United States since Omega Worldwide's formation in 1998, and wish them, and Four Seasons the very best for the future."

Hamilton D. Anstead, Chief Executive Officer of Four Seasons commented, "We currently operate 110 care facilities and together with Omega Worldwide and Principal we will become a major force in the long term care sector in the UK. This deal is good for the sector, good for Four Seasons, Omega and Principal, and definitely good for the people we care for. I am very excited about the challenges and opportunities that this transaction will bring."

UBS Warburg LLC acted as exclusive financial advisor to Omega Worldwide, Inc. and Mayer, Brown, Rowe & Maw acted as its legal advisor. For Four Seasons, Altium Capital acted as exclusive financial advisor, and Macfarlanes in the United Kingdom and White & Case, LLP in the United States acted as legal advisors.

Omega Worldwide provides investment advisory and management services, as well as equity and debt capital, to the healthcare industry, principally in Europe and the Pacific Rim. It is an owner of and provides management services to PHFL, which owns and leases 231 properties in the United Kingdom and Jersey, and Idun Health Care Ltd., the operator of 127 nursing homes in England, Scotland and Northern Ireland. Omega Worldwide also has established, owns in part and provides management services to Principal Healthcare Finance Trust in Australia, a company that owns and leases 48 nursing home facilities and 399 assisted living facilities in the Commonwealths of Australia and New Zealand.

In addition to historical information, this press release contains forward-looking statements. The tender offer for the outstanding shares of common stock of Omega Worldwide described in this announcement has not yet commenced, and this announcement is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer will be made only through an offer to purchase and related letter of transmittal. We urge investors and security holders to read the following documents, when they become available, regarding the tender offer (described above) because they will contain important information.

  - Four Seasons' tender offer statement on schedule TO, including the offer to purchase and letter of transmittal. - Omega Worldwide's solicitation/recommendation statement on schedule 14D-9.

These documents and amendments to these documents will be filed with the United States Securities and Exchange Commission when the tender offer commences. When these and other documents are filed with the SEC, they may be obtained free of charge at the SEC's web site at www.sec.gov.

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